Exhibit 10.4
FORM OF

TAX RECEIVABLE AGREEMENT

dated as of
                      , 2012

Table of Contents

		Page
	ARTICLE I
	DEFINITIONS

Section 1.01.	Definitions	2

	ARTICLE II
	DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01.	Basis Adjustment Principles	8
Section 2.02.	Exchange Basis Schedule	9
Section 2.03.	Tax Benefit Schedule	9
Section 2.04.	Procedures, Amendments	9

	ARTICLE III
	TAX BENEFIT PAYMENTS

Section 3.01.	Payments	10
Section 3.02.	No Duplicative Payments	11
Section 3.03.	Pro Rata Payments; Coordination of Benefits	11

	ARTICLE IV
	TERMINATION

Section 4.01.	Early Termination and Breach of Agreement	12
Section 4.02.	Early Termination Notice	13
Section 4.03.	Payment upon Early Termination	13

	ARTICLE V
	SUBORDINATION AND LATE PAYMENTS

Section 5.01.	Subordination.	14
Section 5.02.	Late Payments by a Corporate Holdco	14

	ARTICLE VI
	NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01.	Limited Partner Representative Participation in Corporate Holdcos’ and Carlyle Holdings Partnerships’ Tax Matters	14
Section 6.02.	Consistency	15
Section 6.03.	Cooperation	15

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		Page
	ARTICLE VII
	MISCELLANEOUS
Section 7.01.	Notices	15
Section 7.02.	Counterparts	16
Section 7.03.	Entire Agreement; No Third Party Beneficiaries	16
Section 7.04.	Governing Law	17
Section 7.05.	Severability	17
Section 7.06.	Successors; Assignment; Amendments; Waivers	17
Section 7.07.	Titles and Subtitles	18
Section 7.08.	Dispute Resolution	18
Section 7.09.		18
Section 7.09.	Reconciliation	19
Section 7.10.	Withholding	20
Section 7.11.	Affiliated Corporations of Parent; Addition of Corporate Holdcos; Admission of a Corporate Holdco into a Consolidated Group; Transfers of Corporate Assets	20
Section 7.12.	Confidentiality	21
Section 7.13.	Carlyle Holdings Partnership Agreements	22
Section 7.14.	Carlyle Holdings Partnerships	22
Section 7.15.	Termination Election	22
Section 7.16.	Independent Nature of the Limited Partners	22
	Rights and Obligations	22

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          This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of _______, 2012, is hereby entered into by and among Carlyle Holdings I GP Inc., a Delaware corporation (together with any successors thereto, the “Corporate Taxpayer”), Carlyle Holdings I L.P., a Delaware limited partnership (together with any successors thereto “Carlyle Holdings I”), The Carlyle Group L.P., a Delaware limited partnership (together with any successors thereto, the “Parent”), each of the undersigned parties hereto identified as “Limited Partners”, all other Persons (as defined herein) who execute and deliver a joinder contemplated in Section 7.11.
RECITALS
          WHEREAS, the Limited Partners hold limited partner interests (“Carlyle Holdings Partnership Units”) in each of the Carlyle Holdings Partnerships (as defined herein);
          WHEREAS, the Corporate Taxpayer wholly owns (directly or indirectly) the general partner of Carlyle Holdings I;
          WHEREAS, pursuant to and subject to the provisions of the Exchange Agreement (as defined below), the Limited Partners are entitled to surrender Carlyle Holdings Partnership Units to the Carlyle Holdings Partnerships in exchange for the delivery by the Carlyle Holdings Partnerships of Common Units (the “Common Units”) in the Parent, cash or other consideration and the general partners of the Carlyle Holdings Partnerships have a superseding right to acquire such Carlyle Holdings Partnership Units for Common Units;
          WHEREAS, Carlyle Holdings I and each of its direct and indirect subsidiaries that are treated as partnerships for United States federal income tax purposes, will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”) for each Taxable Year in which an exchange of Carlyle Holdings Partnership Units for Common Units or any other acquisition of Carlyle Holdings Partnership Units for cash or other consideration (collectively, an “Exchange”) occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets owned by the Carlyle Holdings Partnerships (with respect to the Corporate Holdcos (as defined below)) at the time of an Exchange (any such time, an “Exchange Date”) by reason of such Exchange and the receipt of payments under this Agreement;
          WHEREAS, the income, gain, loss, expense and other Tax items of (i) the Carlyle Holdings Partnerships solely with respect to each Corporate Holdco may be affected by the Basis Adjustment (defined below) and (ii) the Corporate Holdcos may be affected by the Imputed Interest (as defined below);
          WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment and Imputed Interest on the actual liability for Taxes of the Corporate Holdcos;
          NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
          Section 1.01. Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.
          “Agreed Rate” means LIBOR plus 100 basis points.
          “Agreement” is defined in the recitals of this Agreement.
          “Amended Schedule” is defined in Section 2.04(b) of this Agreement.
          “Basis Adjustment” means the adjustment to the tax basis of an Exchange Date Asset under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, a Carlyle Holdings Partnership becomes an entity that is disregarded as separate from its owner for tax purposes), or Sections 743(b) and 754 of the Code, where applicable, (in situations where, following an Exchange, a Carlyle Holdings Partnership remains in existence as an entity for tax purposes) and, in each case, comparable sections of state, local and foreign tax laws (as calculated under Section 2.01 of this Agreement) as a result of an Exchange and the payments made pursuant to this Agreement. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Carlyle Holdings Partnership Units shall be determined without regard to any Pre-Exchange Transfer of such Carlyle Holdings Partnership Units and as if any such Pre-Exchange Transfer had not occurred.
          “Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.
          “Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.
          “CalPERS” means the California Public Employees’ Retirement System.
          “Carlyle Holdings I” is defined in the preamble of this Agreement.
          “Carlyle Holdings II” means Carlyle Holdings II L.P., a Québec société en commandite, and any successor thereto.
          “Carlyle Holdings III” means Carlyle Holdings II L.P., a Québec société en commandite, and any successor thereto.

          “Carlyle Holdings Partnership Agreements” means, collectively, the Amended and Restated Limited Partnership Agreement of Carlyle Holdings I, the Amended and Restated Limited Partnership Agreement of Carlyle Holdings II and the Amended and Restated Limited Partnership Agreement of Carlyle Holdings III (and the partnership agreement then in effect of any future partnership designated as a Carlyle Holdings Partnership), as they may each be amended, supplemented or restated from time to time.
          “Carlyle Holdings Partnerships” means, collectively, Carlyle Holdings I, Carlyle Holdings II and Carlyle Holdings III (and any future partnership designated as a Carlyle Holdings Partnership hereunder).
          “Carlyle Holdings Partnership Units” is defined in the recitals of this Agreement.
          “Change of Control” means (i) the occurrence of any Person, other than a Person approved by the General Partner, becoming the general partner of the Parent or (ii) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the directors serving on the General Partner’s board of directors. For purposes of this definition, “Continuing Director” means any director of the General Partner (a) serving on the General Partner’s board of directors at the beginning of the relevant period of two consecutive years referred to in the immediately preceding sentence, (b) appointed or elected to the General Partner’s board of directors by the members of the General Partner or (c) whose appointment or election to the General Partner’s board of directors by such board, or nomination for election to the General Partner’s board of directors by the limited partners of the Parent, was approved by a majority of the directors of the General Partner then still serving at the time of such approval who were so serving at the beginning of the relevant period of two consecutive years, were so appointed or elected by the members of the General Partner or whose appointment or election or nomination for election was so approved.
          “Code” is defined in the recitals of this Agreement.
          “Common Units” is defined in the recitals of this Agreement.
          “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
          “Corporate Holdco Return” means the federal, state, local and/or foreign Tax Return, as applicable, of each of the Corporate Holdcos filed with respect to Taxes of any Taxable Year.
          “Corporate Holdcos” means any direct or indirect subsidiary of Parent (other than any Carlyle Holding Partnership and any direct or indirect subsidiary of a Carlyle Holdings Partnership) that is at any time treated as a domestic corporation for United States federal income tax purposes, including, but not limited to, the Corporate Taxpayer, or Parent, if it is at any time treated as a corporation for United States federal income tax purposes.
          “Corporate Taxpayer” is defined in the preamble of this Agreement.

          “Default Rate” means LIBOR plus 500 basis points.
          “Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign tax law, as applicable, or any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.
          “Dispute” is defined in Section 7.08(a) of this Agreement.
          “Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
          “Early Termination Notice” is defined in Section 4.02 of this Agreement.
          “Early Termination Schedule” is defined in Section 4.02 of this Agreement.
          “Early Termination Payment” is defined in Section 4.03(b) of this Agreement.
          “Early Termination Rate” means LIBOR plus 100 basis points.
          “Exchange” is defined in the recitals of this Agreement.
          “Exchange Agreement” means the Exchange Agreement, dated as of the date hereof, among the Parent, the Corporate Taxpayer, the Carlyle Holdings Partnerships and certain affiliates thereof, as it may be amended, supplemented or restated from time to time.
          “Exchange Basis Schedule” is defined in Section 2.02 of this Agreement.
          “Exchange Date” is defined in the recitals of this Agreement.
          “Exchange Date Assets” means (i) any assets owned by the Carlyle Holdings Partnerships on an Exchange Date and allocable to the interests in the Carlyle Holdings Partnerships that are Exchanged and (ii) any asset whose tax basis is determined, in whole or in part, by reference to the adjusted basis of any asset referred to in clause (i).
          “Exchange Payment” is defined in Section 5.01 of this Agreement.
          “Exchanged Initial Basis Adjustments” means, with respect to any Exchange or deemed Exchange, the portion of the adjustments to the tax basis with respect to the Initial Carlyle Parent Entities under Section 743(b) of the Code to which the Mubadala Investors became entitled as a result of the acquisition by the Mubadala Investors of the Existing Units and the New Units (as such terms are defined in the Note and Unit Subscription Agreement, dated as of December 16, 2010, by and among the Initial Carlyle Parent Entities, the Mubadala Investors and the other parties thereto) that remains unamortized as of the date of such Exchange and that is attributable to the Carlyle Holdings Partnership Units subject to such Exchange or deemed Exchange.
          “Expert” is defined in Section 7.09 of this Agreement.

          “General Partner” means Carlyle Group Management L.L.C., a Delaware limited liability company, and any successor thereto.
          “Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state, local and foreign tax law with respect to a Corporate Holdco’s payment obligations under this Agreement.
          “Initial Carlyle Parent Entities” means, collectively, TC Group, L.L.C., a Delaware limited liability company, TC Group Cayman, L.P., a Cayman Islands exempted limited partnership, TC Group Investment Holdings, L.P., a Delaware limited partnership, TC Group Cayman Investment Holdings, L.P., a Cayman Islands exempted limited partnership.
          “Interest Amount” is defined in Section 3.01(b) of this Agreement.
          “LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two days prior to the first day of such month, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBO” or by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such month (or portion thereof).
          “Limited Partner” means (i) the parties hereto (other than the Corporate Taxpayer, Carlyle Holdings I or Parent) and (ii) each other Person (other than a Corporate Holdco or Carlyle Holdings Partnership) who from time to time executes a joinder agreement to this Agreement.
          “Limited Partner Representative” means, (i) in the case of each Limited Partner (other than CalPERS and the Mubadala Investors), initially, TCG Carlyle Global Partners L.L.C., a Delaware limited liability company, and thereafter, that Limited Partner or committee of Limited Partners determined from time to time by a plurality vote of the Limited Partners (other than CalPERS and the Mubadala Investors) ratably in accordance with their right to receive Early Termination Payments hereunder if all Limited Partners had fully Exchanged their Carlyle Holdings Partnership Units for Common Units and each Corporate Holdco had exercised its right of early termination on the date of the most recent Exchange; (ii) in the case of CalPERS, CalPERS; and (iii) in the case of the Mubadala Investors, initially, Five Overseas Investment L.L.C., a United Arab Emirates limited liability company registered in the Emirate of Abu Dhabi, and thereafter, that Limited Partner or committee of Limited Partners determined from time to time by a plurality vote of the Mubadala Investors ratably in accordance with their right to receive Early Termination Payments hereunder if all Limited Partners had fully Exchanged their Carlyle Holdings Partnership Units for Common Units and each Corporate Holdco had exercised its right of early termination on the date of the most recent Exchange.
          “Market Value” shall mean the closing price of the Common Units on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Common Units on the

Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Common Units are then traded or listed, as reported by the Wall Street Journal; provided further, that if the Common Units are not then listed on a national securities exchange or interdealer quotation system, “Market Value” shall mean the cash consideration paid for Common Units, or the fair market value of the other property delivered for Common Units, as determined by the General Partner in good faith.
          “Material Objection Notice” is defined in Section 4.02 of this Agreement.
          “Mubadala Investors” means, collectively, each of MDC/TCP Investments (Cayman) I, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) II, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) III, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) IV, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) V, Ltd., a Cayman Islands exempted company, MDC/TCP Investments (Cayman) VI, Ltd., a Cayman Islands exempted company, and Five Overseas Investment L.L.C., a United Arab Emirates limited liability company registered in the Emirate of Abu Dhabi, and their successors and assigns.
          “Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.
          “Non-Stepped Up Tax Basis” means, with respect to any asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustment had been made.
          “Non-Stepped Up Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) each of the Corporate Holdcos and (ii) without duplication, any Carlyle Holdings Partnership in which each of the Corporate Holdcos own an interest, but only with respect to Taxes imposed on such Carlyle Holdings Partnership and allocable to the Corporate Holdco (including all members of their consolidated groups), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Holdco Return, but (i) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule, including any amendments thereto, instead of the tax basis of the Exchange Date Assets and (ii) excluding any deduction attributable to the Imputed Interest.
          “Objection Notice” is defined in Section 2.04(a) of this Agreement.
          “Parent” is defined in preamble of this Agreement.
          “Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.
          “Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
          “Pre-Exchange Transfer” means any transfer (including upon the death of a Limited Partner) of one or more Carlyle Holdings Partnership Units (i) that occurs prior to an

Exchange of such Carlyle Holdings Partnership Units, and (ii) to which Section 743(b) of the Code applies.
          “Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-Stepped Up Tax Liability over the actual liability for Taxes of (i) each of the Corporate Holdcos and (ii) without duplication, any Carlyle Holdings Partnership in which each Corporate Holdco owns an interest, but only with respect to Taxes imposed on such Carlyle Holdings Partnership and allocable to such Corporate Holdco (including all members of its consolidated group) for such Taxable Year. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.
          “Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) each of the Corporate Holdcos and (ii) without duplication, any Carlyle Holdings Partnership in which each Corporate Holdco owns an interest but only with respect to Taxes imposed on such Carlyle Holdings Partnership and allocable to such Corporate Holdco (including all members of its consolidated group) for such Taxable Year over the Non-Stepped Up Tax Liability for such Taxable Year. If all or a portion of the actual tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
          “Reconciliation Dispute” is defined in Section 7.09 of this Agreement.
          “Reconciliation Procedures” is defined in Section 2.04(a) of this Agreement.
          “Schedule” means any Exchange Basis Schedule, Tax Benefit Schedule and the Early Termination Schedule.
          “Senior Obligations” is defined in Section 5.01 of this Agreement.
          “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
          “Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.
          “Tax Benefit Schedule” is defined in Section 2.03 of this Agreement.
          “Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
          “Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign tax law, as applicable, (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made) ending on or after an Exchange Date in which there is a Basis Adjustment due to an Exchange.
          “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits and any interest related to such Tax.
          “Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
          “Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
          “Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) in each Taxable Year ending on or after such Early Termination Date, each of the Corporate Holdcos will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustment and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions), (2) each Tax Benefit Payment in respect of each Taxable Year ending on or after such Early Termination Date is made 90 calendar days after the latest due date (taking into account available extensions under the law as in effect on the Early Termination Date) for the filing of the U.S. federal income tax return of each of the Corporate Holdcos for such Taxable Year, (3) the federal income tax rates and state, local and foreign income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, (4) any loss carryovers generated by the Basis Adjustment or the Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by each of the Corporate Holdcos on a pro rata basis from the date of the Early Termination Schedule through the scheduled expiration date of such loss carryovers, (5) any non-amortizable assets are deemed to be disposed of for cash at their fair market value (A) with respect to short-term or liquid non-amortizable assets, after 12 months, (B) with respect to non-amortizable assets not described in clause (A) that are related to funds with a specified number of years remaining under the original fund agreement until expected liquidation, pro-rata over the number of years so remaining and (C) with respect to all other non-amortizable assets, on the fifteenth anniversary of the earlier of the applicable Basis Adjustment and the Early Termination Date and (6) if as of an Early Termination Date, there are Carlyle Holdings Partnership Units that have not been Exchanged, then each such Carlyle Holdings Partnership Unit shall be deemed to be Exchanged for the Market Value of the Common Units that would be transferred if the Exchange occurred on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT
          Section 2.01. Basis Adjustment Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Holdcos for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable for the Carlyle Holdings Partnership Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and foreign tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Exchange Date Assets for the Corporate Holdcos and (B) have the effect of creating additional Basis Adjustments to Exchange Date Assets for the Corporate Holdcos in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year Tax Benefit Payment calculation and into future year Tax Benefit Payment calculations, as appropriate.
          Section 2.02. Exchange Basis Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of each of the Corporate Holdcos for each Taxable Year in which any Exchange has been effected (but in no event later than 120 calendar days after the due date of such tax return taking into account available extensions), each of the Corporate Holdcos shall deliver to the applicable Limited Partner a schedule (the “Exchange Basis Schedule”) that shows for purposes of Taxes (i) the actual unadjusted tax basis of the Exchange Date Assets as of each applicable Exchange Date, (ii) the Basis Adjustment with respect to the Exchange Date Assets as a result of the Exchanges effected in such Taxable Year, calculated in the aggregate, (iii) the period or periods, if any, over which the Exchange Date Assets are amortizable and/or depreciable and (iv) the period or periods, if any, over which each Basis Adjustment is amortizable and/or depreciable (which, for non-amortizable assets shall be based on the Valuation Assumptions). The Corporate Holdcos shall engage a nationally recognized accounting or law firm to review each Exchange Basis Schedule prior to delivery.
          Section 2.03. Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of each of the Corporate Holdcos for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, each of the Corporate Holdcos shall provide to the applicable Limited Partner a schedule showing the calculation of the aggregate Realized Tax Benefit or Realized Tax Detriment for such Taxable Year and the portion thereof allocable to the applicable Limited Partner (a “Tax Benefit Schedule”). The Schedule will become final as provided in Section 2.04(a) and may be amended as provided in Section 2.04(b) (subject to the procedures set forth in Section 2.04(b)). The Corporate Holdcos shall engage a nationally recognized accounting or law firm to review each Tax Benefit Schedule prior to delivery.
          Section 2.04. Procedures, Amendments.
          (a) Procedure. Every time each of the Corporate Holdcos delivers to the applicable Limited Partner an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.04(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, each of the Corporate Holdcos shall also (x) deliver to the applicable Limited Partner schedules and work papers providing reasonable detail regarding the preparation of the Schedule and (y) allow such Limited Partner reasonable access at no cost to the appropriate representatives at each of the Corporate Holdcos in connection with a review of such Schedule. The applicable Schedule shall become final and binding on a Limited Partner unless the applicable Limited Partner Representative of such Limited Partner, within 30 calendar days after receiving an Exchange Basis Schedule or amendment thereto or within 30 calendar days after receiving a Tax Benefit Schedule or amendment thereto, provides such Corporate Holdco with notice of a material objection to such Schedule (“Objection Notice”) made in good faith; provided, for the sake of clarity, only a Limited Partner Representative shall have the right to object to any Schedule or Amended Schedule pursuant to this Section 2.04. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days of receipt by such Corporate Holdco of an Objection Notice, if with respect to an Exchange Basis Schedule, or 30 calendar days of receipt by such Corporate Holdco of an Objection Notice, if with respect to a Tax Benefit Schedule, after such Schedule was delivered to the applicable Limited Partner, such Corporate Holdco and the applicable objecting Limited Partner Representative(s) shall employ the reconciliation procedures as described in Section 7.09 of this Agreement (the “Reconciliation Procedures”).
          (b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by each of the Corporate Holdcos (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified after the date the Schedule was provided to the applicable Limited Partner, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a material change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (such Schedule, an “Amended Schedule”).
ARTICLE III

TAX BENEFIT PAYMENTS
          Section 3.01. Payments.

          (a) Payments. Within five calendar days of a Tax Benefit Schedule delivered to an applicable Limited Partner becoming final in accordance with Section 2.04(a), the Corporate Holdcos shall pay to the applicable Limited Partner for such Taxable Year the portion of the Tax Benefit Payment determined pursuant to Section 3.01(b) that is allocable to such Limited Partner. Each such payment shall be made by cash or wire transfer of immediately available funds or direct deposit to a bank account of the applicable Limited Partner previously designated by such Limited Partner to each of the Corporate Holdcos or as otherwise agreed by the Corporate Holdco and the applicable Limited Partner. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal income tax payments. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tax Benefit Payments (other than amounts accounted for as interest under the Code) in respect of any Exchange exceed 50% of the purchase price for the Carlyle Holdings Partnership Units Exchanged.
          (b) A “Tax Benefit Payment” means an amount, not less than zero, equal to 85% of the sum of the Net Tax Benefit and the Interest Amount. The “Net Tax Benefit” shall equal: (1) the Realized Tax Benefit, if any, for a Taxable Year plus (2) the amount of the excess Realized Tax Benefit reflected on an Amended Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (3) an amount equal to the Realized Tax Detriment (if any) for the current or any previous Taxable Year, minus (4) the amount of the excess Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit (or Realized Tax Detriment (expressed as a negative number)) reflected on the Amended Tax Benefit Schedule for such previous Taxable Year; provided, however, that to the extent of the amounts described in 3.01(b)(2), (3) and (4) were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, no Limited Partner shall be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Holdco Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments, whether paid with respect to Carlyle Holdings Partnership Units that were Exchanged (i) prior to the date of such Change of Control or (ii) on or after the date of such Change of Control, shall be calculated by utilizing Valuation Assumptions (1), (4), and (5), substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date”.
          Section 3.02. No Duplicative Payments. It is intended that the above provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that 85% of the Realized Tax Benefit and Interest Amount is paid to the Limited Partners pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner as such intentions are realized.

          Section 3.03. Pro Rata Payments; Coordination of Benefits.
          (a) Notwithstanding anything in Section 3.01 to the contrary, to the extent that the aggregate net tax benefit of a Corporate Holdco’s deduction with respect to Basis Adjustments or Imputed Interest in respect of all Limited Partners under this Agreement is limited in a particular Taxable Year because the Corporate Holdco does not have sufficient taxable income, the limitation on the tax benefit for the applicable Corporate Holdco shall be allocated among the Limited Partners in proportion to the respective amounts of Realized Tax Benefits that would have been determined under this Agreement in respect of each Limited Partner if the applicable Corporate Holdco had sufficient taxable income so that there were no such limitation.
          (b) If for any reason a Corporate Holdco does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then such Corporate Holdco and the Limited Partners agree that (i) such Corporate Holdco shall pay the same proportion of each Tax Benefit Payment due under this Agreement in respect of such Taxable Year, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of prior Taxable Years have been made in full.
          (c) Each of the Mubadala Investors and the other parties hereto hereby agrees that all Tax Benefit Payments and/or Early Termination Payments payable in respect of an Exchange or deemed Exchange by a Mubadala Investor or its transferee shall be payable to the persons listed under the caption “Seller” on Schedule I hereto ratably in accordance with the percentages set forth opposite the names of such persons under the caption “Percentage” on Schedule I hereto, except to the extent such Tax Benefit Payments and/or Early Termination Payments are attributable to Basis Adjustments that exceed the Exchanged Initial Basis Adjustments.
ARTICLE IV

TERMINATION
          Section 4.01. Early Termination and Breach of Agreement.
          (a) Each of the Corporate Holdcos may terminate this Agreement with respect to all of the Carlyle Holdings Partnership Units held (or previously held and Exchanged) by all Limited Partners at any time by paying to all of the applicable Limited Partners the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by all Limited Partners, and provided, further, that each of the Corporate Holdcos may withdraw any notice to execute its termination rights under this Section 4.01(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payments by a Corporate Holdco, neither the applicable Limited Partners nor the Corporate Holdco shall have any further payment obligations under this Agreement in respect of such Limited Partners, other than for any (a) Tax Benefit Payment agreed to by the Corporate Holdco and the applicable Limited Partner as due and payable but unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year

ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after such Corporate Holdco exercises its termination rights under this Section 4.01(a), the Corporate Holdco shall have no obligations under this Agreement with respect to such Exchange.
          (b) In the event that a Corporate Holdco breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by a Corporate Holdco and any Limited Partners as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach. Notwithstanding the foregoing, in the event that a Corporate Holdco breaches this Agreement, the Limited Partners shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3), above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three months of the date such payment is due.
          (c) The parties hereto agree that the aggregate value of the Tax Benefit Payments cannot be ascertained with any reasonable certainty for U.S. federal income tax purposes.
          Section 4.02. Early Termination Notice. If a Corporate Holdco chooses to exercise its right of early termination under Section 4.01 above, such Corporate Holdco shall deliver to the applicable Limited Partners notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying such Corporate Holdco’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment. The applicable Early Termination Schedule shall become final and binding on a Limited Partner unless the applicable Limited Partner Representative of such Limited Partner, within 30 calendar days after receiving the Early Termination Schedule thereto provides such Corporate Holdco with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”); provided, for the sake of clarity, only a Limited Partner Representative shall have the right to object to any Schedule or Amendment pursuant to this Section 4.02. If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by such Corporate Holdco of the Material Objection Notice, the Corporate Taxpayer and the applicable objecting Limited Partner Representative(s) shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.
          Section 4.03. Payment upon Early Termination.

          (a) Within five calendar days after agreement between the consenting Limited Partner Representative(s) and a Corporate Holdco of the Early Termination Schedule, such Corporate Holdco shall pay to the respective Limited Partner(s) represented by such Limited Partner Representative(s) an amount equal to the Early Termination Payment. Such payment shall be made by cash or wire transfer of immediately available funds or direct deposit to a bank account designated by the applicable Limited Partner or as otherwise agreed by such Corporate Holdco and the applicable Limited Partner.
          (b) The “Early Termination Payment” as of the date of the delivery of an Early Termination Schedule shall equal with respect to the applicable Limited Partner the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by a Corporate Holdco to the applicable Limited Partner beginning from the Early Termination Date assuming the Valuation Assumptions are applied.
ARTICLE V

SUBORDINATION AND LATE PAYMENTS
          Section 5.01. Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by a Corporate Holdco to the applicable Limited Partner under this Agreement (an “Exchange Payment”) shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of such Corporate Holdco and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of such Corporate Holdco that are not Senior Obligations.
          Section 5.02. Late Payments by a Corporate Holdco. The amount of all or any portion of any Exchange Payment not made to the applicable Limited Partner when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Exchange Payment was due and payable.
ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION
          Section 6.01. Limited Partner Representative Participation in Corporate Holdcos’ and Carlyle Holdings Partnerships’ Tax Matters. Except as otherwise provided herein, each of the Corporate Holdcos and the Carlyle Holdings Partnerships shall have full responsibility for, and sole discretion over, all Tax matters concerning each of the Corporate Holdcos and the Carlyle Holdings Partnerships, respectively, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, each of the Corporate Holdcos shall notify each of the Limited Partner Representatives of, and keep each of the Limited Partner Representatives reasonably informed with respect to the portion of any audit of such Corporate Holdco and the Carlyle Holdings Partnerships by a Taxing Authority the outcome of which is reasonably expected to affect such Limited Partner Representative’s rights and obligations under this Agreement, and shall provide to each Limited Partner Representative reasonable opportunity to provide information and other input to such Corporate Holdco, the Carlyle Holdings Partnerships and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that each of the Corporate Holdcos and the Carlyle Holdings Partnerships shall not be required to take any action that is inconsistent with any provision of any of the Carlyle Holdings Partnership Agreements.
          Section 6.02. Consistency. Each of the Corporate Holdcos and each Limited Partner agree to report and cause to be reported for all purposes, including federal, state, local and foreign Tax purposes and financial reporting purposes, all Tax-related items (including without limitation the Basis Adjustment and each Tax Benefit Payment and Early Termination Payment) in a manner consistent with that specified by each of the Corporate Holdcos in any Schedule required to be provided by or on behalf of each of the Corporate Holdcos to such Limited Partner under this Agreement.
          Section 6.03. Cooperation. Each Limited Partner shall (a) furnish to each of the Corporate Holdcos in a timely manner such information, documents and other materials as each such Corporate Holdco may reasonably request, and which is reasonably available to such Limited Partner, for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to each of Corporate Holdcos and its representatives to provide explanations of documents and materials and such other information as each of the Corporate Holdcos or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and each such Corporate Holdco shall reimburse the applicable Limited Partner for any reasonable third-party costs and expenses incurred pursuant to this Section.
ARTICLE VII

MISCELLANEOUS
          Section 7.01. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, by email or facsimile upon confirmation of transmission by the sender’s server or fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          If to the Parent, to:
          The Carlyle Group L.P.
          1001 Pennsylvania Avenue, NW

          Washington, DC 20004
          (T) (202) 729-5626
          (F) (202) 729-5325
          Attention: General Counsel
          Email: list_taxreceivablenotice@carlyle.com
          with a copy to:
          Simpson Thacher & Bartlett LLP
          425 Lexington Avenue
          New York, New York 10017
          (T) (212) 455-2000
          (F) (212) 735-2502
          Attention: Joshua Ford Bonnie, Esq.
          Email: jbonnie@stblaw.com
          If to any Corporate Holdco or any Carlyle Holdings Partnership, to:
          c/o The Carlyle Group L.P.
          1001 Pennsylvania Avenue, NW
          Washington, DC 20004
          (T) (202) 729-5626
          (F) (202) 729-5325
          Attention: General Counsel
          Email: list_taxreceivablenotice@carlyle.com
          with a copy to:
          Simpson Thacher & Bartlett LLP
          425 Lexington Avenue
          New York, New York 10017
          (T) (212) 455-2000
          (F) (212) 735-2502
          Attention: Joshua Ford Bonnie, Esq.
          jbonnie@stblaw.com
          If to the applicable Limited Partner, to:
          The address, electronic mail address and facsimile number set forth in the records of the applicable Carlyle Holdings Partnership.
          Any party may change its address, electronic mail address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

          Section 7.02. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic mail or facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          Section 7.03. Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 7.04. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.
          Section 7.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          Section 7.06. Successors; Assignment; Amendments; Waivers.
          (a) Each Limited Partner may assign any of its rights under this Agreement to any Person in accordance with applicable law, as long as any such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance, reasonably satisfactory to the Corporate Taxpayer, agreeing to become a Limited Partner, as applicable, for all purposes of this Agreement, except as otherwise provided in such joinder.
          (b) No provision of this Agreement may be amended unless such amendment is approved in writing by the Parent, each of the Corporate Holdcos, Carlyle Holdings I, any other Carlyle Holdings Partnership that is a party hereto at the time of such amendment and by the Limited Partners who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Limited Partners hereunder if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Limited Partner pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Limited Partners will or may receive under this Agreement unless two-thirds of all such Limited Partners so disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
          (c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto, each Limited Partner and their respective successors, assigns, heirs, executors, administrators and legal representatives. Each of the Corporate Holdcos shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such Corporate Holdco, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that such Corporate Holdco would be required to perform if no such succession had taken place.
          Section 7.07. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
          Section 7.08. Dispute Resolution. Each party hereto other than CalPERS and each of the Mubadala Investors (i) irrevocably agrees that any and all disputes, except for those governed by Section 7.09, which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (a “Dispute”) shall be finally settled by arbitration conducted by three arbitrators (or, in the event the amount of quantified claims and/or estimated monetary value of other claims contained in the applicable request for arbitration is less than $3.0 million, by a sole arbitrator) in Wilmington, Delaware in accordance with the Rules of Arbitration of the International Chamber of Commerce (including the rules relating to costs and fees) existing on the date of this Agreement except to the extent those rules are inconsistent with the terms of this Section 7.08, and that such arbitration shall be the exclusive manner pursuant to which any Dispute shall be resolved; (ii) agrees that this Agreement involves commerce and is governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and any applicable treaties governing the recognition and enforcement of international arbitration agreements and awards; (iii) agrees to take all steps necessary or advisable, including the execution of documents to be filed with the International Court of Arbitration or the International Centre for ADR in order to properly submit any Dispute for arbitration pursuant to this Section 7.08; (iv) irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the submission of any Dispute for arbitration pursuant to this Section 7.08 and any right to lay claim to jurisdiction in any venue; (v) agrees that (A) the arbitrator(s) shall be U.S. lawyers, U.S. law professors and/or retired U.S. judges and all arbitrators, including the president of the arbitral tribunal, may be U.S. nationals and (B) the arbitrator(s) shall conduct the proceedings in the English language; (vi) agrees that except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, shall be confidential, and the parties shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain; and (vii) agrees that performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
          (b) Notwithstanding the provisions of paragraph (a), each party hereto may bring an action or special proceeding for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, or enforcing an arbitration award and, for the purposes of this paragraph (b), each party hereto (i) irrevocably agrees that any such action or special proceeding shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such action or special proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such action or special proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such action or special proceeding is brought in an inconvenient forum, or (C) the venue of such action or special proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such action or special proceeding; (v) consents to process being served in any such action or special proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; (vi) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.
          (c) If the arbitrator(s) shall determine that any Dispute is not subject to arbitration, or the arbitrator(s) or any court or tribunal of competent jurisdiction shall refuse to enforce Section 7.08(a) or shall determine that any Dispute is not subject to arbitration as contemplated thereby, then, and only then, shall the alternative provisions of this Section 7.08(c) be applicable. Each party hereto, to the fullest extent permitted by law, (i) irrevocably agrees that any Dispute shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (vi)

irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; and (vii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.
          Section 7.09. Reconciliation. In the event that a Corporate Holdco and a Limited Partner Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.04, 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and, unless the applicable Limited Partner Representative(s) agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with such Corporate Holdco or the applicable Limited Partner Representative(s) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within 15 calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement is due or any Tax Return reflecting the subject of a disagreement is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by such Corporate Holdco, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by such Corporate Holdco, except as provided in the next sentence. Each of the Corporate Holdcos and the applicable Limited Partner Representative(s) shall bear its own costs and expenses of such proceeding, unless any applicable Limited Partner Representative has a prevailing position that is more than 10% of the payment at issue, in which case the applicable Corporate Holdco shall reimburse such Limited Partner Representative for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the applicable Corporate Holdco, the applicable Limited Partner Representative(s) and each Limited Partner and may be entered and enforced in any court having jurisdiction.
          Section 7.10. Withholding. Each Corporate Holdco shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such Corporate Holdco is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by such Corporate Holdco, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Limited Partner.
          Section 7.11. Affiliated Corporations of Parent; Addition of Corporate Holdcos; Admission of a Corporate Holdco into a Consolidated Group; Transfers of Corporate Assets.
          (a) The Parent shall cause each entity that is a Corporate Holdco and that is not already a party to this Agreement to execute and deliver a joinder to this Agreement providing that all provisions of this Agreement shall correspondingly apply to such Corporate Holdco, including the payment of Tax Benefit Payments by such Corporate Holdco with respect to any Realized Tax Benefit attributable to Carlyle Holdings Partnership Units that are part of an Exchange.
          (b) If any Carlyle Holdings Partnership Unit was acquired, directly or indirectly, in an Exchange by an entity prior to such entity becoming a Corporate Holdco, such Exchange shall be treated for purposes of this Agreement as having occurred immediately after such entity became a Corporate Holdco at the Fair Market Value in existence at the time of such prior Exchange, and the entity that is now a Corporate Holdco shall be required to make the same Tax Benefit Payments pursuant to the terms of this Agreement that it would have been required to make had it been treated as a Corporate Holdco on the date of such Exchange; provided, however, that such Tax Benefit Payments shall be payable only with respect to (i) Exchange Date Assets that are still owned at the time such entity becomes a Corporate Holdco, and (ii) taxable years of such entity ending on or after it becomes a Corporate Holdco.
          (c) If a Corporate Holdco becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income and consolidated tax liability of the group as a whole.
          (d) If any entity that is obligated to make an Exchange Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Exchange Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the Fair Market Value of the contributed asset, plus (i) the amount of debt to which such asset is subject, in the case of a contribution of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a contribution of a partner interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.
          Section 7.12. Confidentiality. Each Limited Partner and assignee acknowledges and agrees that the information of each Corporate Holdco is confidential and, except as required by law or legal process or to enforce the terms of this Agreement or in the course of performing any duties as necessary for such Corporate Holdco and its Affiliates, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of such Corporate Holdco or any Person included within the Parent and their respective Affiliates and successors and the other Limited Partners, including, without limitation, the identity of the beneficial holders of interests in any fund or account managed by the Parent or any of its Subsidiaries, confidential information concerning the Parent, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed by any Person included within the Parent, including marketing, investment, performance data, fund management, credit and financial information, and other business affairs of such Corporate Holdco, any Person included within the Parent and their respective Affiliates and successors, the other Limited Partners and any fund, account or investment managed directly or indirectly by any Person included within such Corporate Holdco learned by the Limited Partner heretofore or hereafter. This clause 7.12 shall not apply to (i) any information that has been made publicly available by any Corporate Holdco or any of their Affiliates, becomes public knowledge (except as a result of an act of such Limited Partner in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for a Limited Partner to prepare and file his or her tax returns, to respond to any inquiries regarding the same from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such returns. Notwithstanding anything to the contrary herein, each Limited Partner (and each employee, representative or other agent of such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of (x) each Corporate Holdco and (y) any of its transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Limited Partners relating to such tax treatment and tax structure.
          If a Limited Partner or assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, each Corporate Holdco shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to each Corporate Holdco or any of their Subsidiaries or the other Limited Partners and the accounts and funds managed by each Corporate Holdco and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
          Section 7.13. Carlyle Holdings Partnership Agreements. This Agreement shall be treated as part of the partnership agreement of each Carlyle Holdings Partnership as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
          Section 7.14. Carlyle Holdings Partnerships. Each Corporate Holdco hereby agrees that, to the extent it directly or indirectly through one or more wholly-owned subsidiaries acquires a limited partnership interest, a general partner interest, managing member interest or similar interest in any Person other than a direct or indirect subsidiary after the date hereof, it shall cause such Person to execute and deliver a joinder to this Agreement and become a “Carlyle Holdings Partnership” for all purposes of this Agreement.
          Section 7.15. Termination Election. Notwithstanding anything herein to the contrary, at the election of each Limited Partner and to the extent specified by such Limited Partner, this Agreement (i) shall cease to have further effect or (ii) shall not apply to an Exchange occurring after a date specified by such Limited Partner.
          Section 7.16. Independent Nature of the Limited Partners’ Rights and Obligations. The obligations of each Limited Partner hereunder are several and not joint with the obligations of any other Limited Partner, and no Limited Partner shall be responsible in any way for the performance of the obligations of any other Limited Partner hereunder. The decision of each Limited Partner to enter into this Agreement has been made by such Limited Partner independently of any other Limited Partner. Nothing contained herein, and no action taken by any Limited Partner pursuant hereto, shall be deemed to constitute the Limited Partners as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Limited Partners are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporate Taxpayer, Carlyle Holdings I and Parent acknowledge that the Limited Partners are not acting in concert or as a group, and none of the Corporate Taxpayer, Carlyle Holdings I or Parent will assert any such claim with respect to such obligations or the transactions contemplated hereby.
[Remainder of Page Intentionally Left Blank]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

CARLYLE HOLDINGS I GP INC.
By:
Name:
Title:

CARLYLE HOLDINGS I L.P.
By: Carlyle Holding I GP Sub L.L.C, its general partner

By: Carlyle Holdings I GP Inc., its sole member
By:
Name:
Title:

THE CARLYLE GROUP L.P.
By: Carlyle Group Management L.L.C., its general partner
By:
Name:
Title:

LIMITED PARTNERS

Name:

Name:

Name:

Name:

[Tax Receivable Agreement]